Exhibit 99.1

Press Release	Investor Contact: Will Gabrielski Senior Vice President, Investor Relations 213.593.8208 William.Gabrielski@aecom.com	Media Contact: Brendan Ranson-Walsh Vice President, Global Communications & Corporate Responsibility 213.996.2367 Brendan.Ranson-Walsh@aecom.com

AECOM reports third quarter fiscal year 2020 results

LOS ANGELES (August 4, 2020) — AECOM (NYSE:ACM), the world’s premier infrastructure consulting firm, today reported third quarter fiscal year 2020 results.

	Third Quarter Fiscal 2020				Year-to-Date Fiscal 2020
(from Continuing Operations; $ in millions, except EPS)	As Reported	Adjusted[1] (Non-GAAP)	As Reported YoY % Change	Adjusted YoY % Change	As Reported	Adjusted[1] (Non-GAAP)	As Reported YoY % Change	Adjusted YoY % Change
Revenue	$3,190	--	(5%)	--	$9,671	--	(5%)	--
Net Service Revenue (NSR)[2]	--	$1,513	--	0%[3]	--	$4,612	--	0%[3]
Operating Income	$119	$156	(5%)	21%	$316	$459	20%	25%
Net Income	$91	$88	63%	28%	$171	$251	22%	29%
Segment Operating Margin[4] (NSR)	--	13.2%	--	+250 bps	--	12.2%	--	+220 bps
EBITDA	--	$187	--	18%	--	$542	--	20%
EPS (Fully Diluted)	$0.56	$0.55	60%	28%	$1.06	$1.56	20%	28%
Operating Cash Flow	$186	--	142%	--
Free Cash Flow[5]	--	$272	--	423%
Backlog	$41,455	--	16%[6]	--

Third Quarter and Year-to-Date Fiscal 2020 Accomplishments

•	Revenue in the third quarter was $3.2 billion, and net service revenue[2] was unchanged compared to the prior year on an organic basis[3], reflecting 2% organic growth in the Americas segment, growth in the Asia-Pacific region and a decline in the Europe, Middle East and Africa (EMEA) region.
•	Operating income in the third quarter was $119 million, net income was $91 million and diluted earnings per share was $0.56; on an adjusted[1] basis, diluted earnings per share was $0.55.
•	Third quarter adjusted EBITDA[1] increased by 18% over the prior year to $187 million, marking the seventh consecutive quarter of double-digit adjusted EBITDA growth; year-to-date adjusted EBITDA of $542 million increased by 20% over the prior year.
•	The segment adjusted operating margin[1,4] on NSR[2] increased by 250 basis points over the prior year to 13.2% in the third quarter and was highlighted by 340 basis points of margin expansion in the Americas segment to 17.9%, which set a new record for the business and remains at an industry-leading level; this strong performance underscores the Company’s conviction in its ability to achieve its long-term margin target of 15%+.
•	Operating cash flow in the third quarter was $186 million and free cash flow[5] was $272 million, which was consistent with expectations and reflected strong collection trends as the cash generative nature of the Company’s business remains firmly intact; free cash flow included the receipt of $122 million as a result of a previously announced favorable net working capital purchase price adjustment associated with the sale of the Management Services business.
•	Third quarter wins of $3.2 billion included a greater than 1 book-to-burn ratio[7] in the Company’s design businesses and resulted in 16%[6] backlog growth to $41.5 billion, which remains at near-record levels; contracted backlog increased by 13% and set a new record.
•	The Company increased its full year adjusted EBITDA guidance to between $720 million and $740 million, or 11% year-over-year growth at the mid-point; this guidance includes an approximately $20 million headwind from changes in foreign exchange rates as compared to the Company’s initial guidance for the year.

1

COVID-19 Associated Impacts and Market Outlook

•	The majority of AECOM’s work is either essential or critical, which minimized disruption to the business.
•	The Company successfully and rapidly transitioned to a greater than 90% remote workforce while continuing to support its clients; utilization across the business remains above pre-COVID levels.
•	While stay-at-home orders have eased in many of the Company’s larger markets, the majority of employees continue to work remotely at a high rate of productivity.
•	Client satisfaction and employee engagement remain strong, reflecting the strength of the Company’s teams, the benefits from long-running investments in IT systems and accelerated adoption of cloud-based computing solutions that have allowed for continued strong continuity across teams and delivery of work.
•	The Company is confident that despite economic pressures in certain U.S. and international markets, strong backlog growth and high win rates on key pursuits are resulting in market share gains that position the Company to outperform.
•	During the third quarter, the Company benefited from government subsidies of approximately $12 million, which were received under various programs related to retaining employees.
•	The Company expects several inherent attributes of its business to enable continued outperformance, including a near-record backlog and record contracted backlog, a business profile that is biased towards critical public sector projects, a highly variable cost structure, access to substantial liquidity and clients with a strong financial profile.

Increasing Fiscal 2020 Financial Guidance

•	AECOM is raising its full year adjusted EBITDA[1] guidance to $720 - $740 million, which would reflect 11% growth over the prior year at the mid-point of the range and a second consecutive year of double-digit adjusted EBITDA growth for the Professional Services business.
–	This guidance includes an expected negative $20 million full year impact due to changes in foreign exchange rates as compared to initial guidance.
–	The Company continues to expect approximately $10 million of AECOM Capital earnings in the full year; year-to-date, the Company has realized approximately $2 million.

•	The Company also reiterated its full year free cash flow[5] guidance of between $100 million and $300 million.

–	This guidance reflects its expectation for strong cash flow in the fourth quarter, consistent with the Company’s historical second half-weighted phasing of its cash generation.
–	Included in the Company’s free cash flow guidance is the receipt of $122 million in the fiscal third quarter in connection with a previously announced favorable net working capital purchase price adjustment associated with the sale of the Management Services business.

“I am extremely proud of the organization’s efforts amidst unprecedented challenges and as we further our transformation to an industry-leading Professional Services business,” said Michael S. Burke, AECOM’s chairman and chief executive officer. “We have accomplished much over the past several years, and the company is better positioned than ever to deliver on its vision to build a better world.”

“Our third quarter performance is a testament to our industry-leading teams and the dedication of our professionals who have delivered through unprecedented challenges,” said W. Troy Rudd, AECOM’s chief financial officer. “Our commitment to creating value is underscored by 250 basis points of margin expansion in the quarter, a seventh consecutive quarter of double-digit adjusted EBITDA growth and our stronger balance sheet. As a result, we are raising our adjusted EBITDA guidance range and now expect to deliver 11% year-over-year growth at the mid-point. Our demonstrated resiliency this year instills a great deal of confidence in our ability to continue delivering for our clients, generating strong returns for our shareholders and positions us to deliver increased profitability in fiscal 2021.”

“In the face of great challenges, our people have achieved tremendous accomplishments thus far in fiscal 2020, including our quick mobilization to support COVID-related disaster resilience activities and agility to provide support and business continuity for our clients,” said Lara Poloni, AECOM’s chief executive of its EMEA business. “As a Professional Services business, our people will continue to be our greatest competitive advantage, and I am confident that in partnership with Troy and our great leadership team we will continue to build momentum and gain share in the marketplace.”

Wins and Backlog
Third quarter wins of $3.2 billion resulted in a book-to-burn ratio7 of 0.9 and included a greater than 1 book-to-burn ratio in the Company’s design businesses both in the Americas and internationally. Importantly, year-to-date wins of $15.1 billion reflected a 1.5 book-to-burn ratio and included a greater than 1 book-to-burn ratio in each of the Company’s design businesses and its Construction Management business. Total backlog remains at near-record levels and increased by 16%6 over the prior year to $41.5 billion. In addition, contracted backlog increased by 13% over the prior year and set a new record, providing for strong levels of visibility.

Business Segments

AECOM is a Professional Services firm that delivers planning, design, engineering, consulting and construction management services to public- and private-sector clients worldwide in markets spanning transportation, buildings, water, governments, energy and the environment.

AECOM reports based on three segments: Americas, which consists of the Company’s business in the United States, Canada and Latin America; International, which consists of the Company’s business in Europe, the Middle East, Africa and the Asia-Pacific regions; and AECOM Capital.

In addition, the MS business, which was sold on January 31, 2020, and the at-risk, self-perform construction businesses that the Company intends to exit are reported as discontinued operations.

Americas

Revenue in the third quarter was $2.5 billion, a 4% decrease from the prior year.

Net service revenue2 was $923 million in the third quarter, a 2% increase from the prior year on a constant-currency organic basis3, which was highlighted by double-digit growth in the Construction Management business.

Operating income was $161 million compared to $128 million in the year-ago period. On an adjusted basis1, operating income was $165 million compared to $132 million in the year-ago period. The adjusted operating margin on an NSR2 basis of 17.9% was a 340 basis point increase over the prior year and set a new record for the business, which reflects the benefits of the many strategic actions taken to enhance margins as well as solid execution against a near-record level of backlog.

International

Revenue in the third quarter was $718 million, a decrease of 10% from the prior year.

Net service revenue2 was $590 million in the third quarter, a 3% decrease from the prior year on a constant-currency organic3 basis, reflecting a return to growth in the Asia-Pacific region, offset by a decline in the EMEA region as the business experienced headwinds associated with COVID-19.

Operating income was $32 million compared to $33 million in the year-ago period. On an adjusted basis1, operating income was $34 million compared to $33 million in the year-ago period. The adjusted operating margin on an NSR2 basis increased by 50 basis points over the prior year to 5.7%. The benefits of real estate restructuring, a streamlined G&A structure and ongoing exit from more than 30 countries enabled the Company to deliver margin improvement despite a decline in revenue. Further improvement in the Company’s International margins remains a key priority for value creation.

AECOM Capital

The AECOM Capital segment invests in and develops real estate projects. Revenue in the third quarter was $0.2 million and operating loss was $0.6 million.

Discontinued Operations

Following the close of the third quarter, AECOM achieved the substantial completion of its Alliant gas power plant project. The Company remains committed to its goal of achieving zero self-perform, at-risk construction exposure.

Cash Flow

Operating cash flow for the third quarter was $186 million and free cash flow5 was $272 million. This cash performance was consistent with expectations and the Company’s seasonal phasing of its cash flow, which is typically weighted to the second half of the fiscal year. The Company’s free cash flow included the receipt of $122 million in connection with a previously announced favorable net working capital purchase price adjustment collected in May 2020 in connection with the sale of the Management Services business, which will be included in the investing section of the cash flow statement in accordance with GAAP.

With continued expectations for strong cash collection trends in the fourth quarter, the Company reiterated its guidance for full year free cash flow of between $100 million and $300 million.

Balance Sheet

As of June 30, 2020, inclusive of discontinued operations, AECOM had $1.4 billion of total cash and cash equivalents, $2.1 billion of total debt, $654 million of net debt and was undrawn under its $1.35 billion revolving credit facility. Gross leverage8 declined to 2.8x and net leverage8 declined to 0.8x, underscoring the Company’s stronger balance sheet and substantial liquidity position.

The Company continued to take action to improve its capital structure and reduce its annual interest expense with the issuance on July 31, 2020 of a notice of redemption with respect to all of the 5.000% Senior Notes due 2022, which were assumed in connection with the Company’s acquisition of URS Corporation in 2014. The redemption will occur on August 31, 2020 and will be funded using cash on hand and $248.5 million in proceeds from a July 30, 2020 borrowing under the Company’s lower-cost delayed draw term loan facility. Upon completion of the redemption during the fiscal fourth quarter, the Company will have added lower-cost, longer-duration and pre-payable debt that will result in annual cash interest savings of approximately $6 million.

Tax Rate

The effective tax rate was (8.3%) in the third quarter. On an adjusted basis, the effective tax rate was 28.0%. During the third quarter, the Company’s GAAP tax rate benefited from the release of a $25 million valuation allowance. The adjusted tax rate was derived by re-computing the annual effective tax rate on earnings from adjusted net income.9 The adjusted tax expense differs from the GAAP tax expense based on the taxability or deductibility and tax rate applied to each of the adjustments.

Restructuring Update

AECOM continues to progress its previously announced restructuring actions that are expected to deliver continued substantial margin improvement and efficiencies that result in a more agile organization. As a result, the Company continues to expect in fiscal 2020 to incur restructuring expenses of between $160 million and $190 million, and total cash restructuring costs of between $185 million to $205 million, which reflects an anticipated increase in restructuring activities in the fourth quarter following COVID-related timing delays on certain initiatives in the third quarter.

Conference Call

AECOM is hosting a conference call today at 12 p.m. Eastern Time, during which management will make a brief presentation focusing on the Company's results, strategies and operating trends. Interested parties can listen to the conference call and view accompanying slides via webcast at https://investors.aecom.com. The webcast will be available for replay following the call.

1 Excludes the impact of non-operating items, such as non-core operating losses and transaction-related expenses, restructuring costs and other items. See Regulation G Information for a complete reconciliation of Non-GAAP measures.

2 Revenue, net of subcontractor and other direct costs.

3 Organic growth is year-over-year at constant currency and reflects revenue associated with continuing operations. Results expressed in constant currency are presented excluding the impact from changes in currency exchange rates.

4 Reflects segment operating performance, excluding AECOM Capital.

5 Free cash flow is defined as cash flow from operations less capital expenditures net of proceeds from disposals and includes the receipt of a favorable $122 million net working capital purchase price adjustment collected in May 2020 in connection with the sale of the Management Services (MS) business. The working capital adjustment represents the recovery of an operating cash flow shortfall of the MS business prior to its sale.

6 On a constant-currency basis.

7 Book-to-burn ratio is defined as the dollar amount of wins divided by revenue recognized during the period, including revenue related to work performed in unconsolidated joint ventures.

8 Gross leverage is comprised of EBITDA as defined in the Company’s credit agreement dated October 17, 2014, as amended, which excludes stock-based compensation, and total debt on the Company’s financial statements; net leverage is defined similarly but is also net of total cash and cash equivalents.

9 Inclusive of non-controlling interest deduction and adjusted for financing charges in interest expense, the amortization of intangible assets and is based on continuing operations.

About AECOM

AECOM (NYSE:ACM) is the world’s premier infrastructure consulting firm, delivering professional services across the project lifecycle – from planning, design and engineering to consulting and construction management. We partner with our clients in the public and private sectors to solve their most complex challenges and build legacies for generations to come. On projects spanning transportation, buildings, water, governments, energy and the environment, our teams are driven by a common purpose to deliver a better world. AECOM is a Fortune 500 firm with revenue of approximately $20.2 billion during fiscal year 2019. See how we deliver what others can only imagine at aecom.com and @AECOM.

Forward-Looking Statements

All statements in this communication other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any statements of the plans, strategies and objectives for future operations, profitability, strategic value creation, coronavirus impacts, risk profile and investment strategies, and any statements regarding future economic conditions or performance, and the expected financial and operational results of AECOM. Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, but are not limited to, the following: our business is cyclical and vulnerable to economic downturns and client spending reductions; impacts caused by the coronavirus and the related economic instability and market volatility, including the reaction of governments to the coronavirus, including any prolonged period of travel, commercial or other similar restrictions, the delay in commencement, or temporary or permanent halting of construction, infrastructure or other projects, requirements that we remove our employees or personnel from the field for their protection, and delays or reductions in planned initiatives by our governmental or commercial clients or potential clients; losses under fixed-price contracts; limited control over operations run through our joint venture entities; liability for misconduct by our employees or consultants; failure to comply with laws or regulations applicable to our business; maintaining adequate surety and financial capacity; high leverage and potential inability to service our debt and guarantees; exposure to Brexit; exposure to political and economic risks in different countries; currency exchange rate fluctuations; retaining and recruiting key technical and management personnel; legal claims; inadequate insurance coverage; environmental law compliance and adequate nuclear indemnification; unexpected adjustments and cancellations related to our backlog; partners and third parties who may fail to satisfy their legal obligations; AECOM Capital real estate development projects; managing pension cost; cybersecurity issues, IT outages and data privacy; risks associated with the benefits and costs of the Management Services transaction, including the risk that the expected benefits of the Management Services transaction or any contingent purchase price will not be realized within the expected time frame, in full or at all; the risk that costs of restructuring transactions and other costs incurred in connection with the Management Services transaction will exceed our estimates or otherwise adversely affect our business or operations; as well as other additional risks and factors that could cause actual results to differ materially from our forward-looking statements set forth in our reports filed with the Securities and Exchange Commission. Any forward-looking statements are made as of the date hereof. We do not intend, and undertake no obligation, to update any forward-looking statement.

Non-GAAP Financial Information

This press release contains financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that non-GAAP financial measures such as adjusted EPS, adjusted EBITDA, adjusted net/operating income, adjusted tax rate, organic revenue, net service revenue and free cash flow provide a meaningful perspective on its business results as the Company utilizes this information to evaluate and manage the business. We use adjusted EBITDA, adjusted EPS, adjusted net/operating income and adjusted tax rate to exclude the impact of non-operating items, such as amortization expense, taxes and non-core operating losses to aid investors in better understanding our core performance results. We use free cash flow to represent the cash generated after capital expenditures to maintain our business. We present constant currency information, such as organic revenue, to help assess how our underlying businesses performed excluding the effect of foreign currency rate fluctuations to aid investors in better understanding our international operational performance. We present net service revenue to exclude subcontractor costs from revenue to provide investors with a better understanding of our operational performance.

Our non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of these non-GAAP measures is found in the Regulation G Information tables at the back of this release.

When we provide our long term projections for adjusted EBITDA and free cash flow on a forward-looking basis, the closest corresponding GAAP measure and a reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure generally is not available without unreasonable effort due to the length, high variability, complexity and low visibility associated with the non-GAAP expectation projected against the multi-year forecast which could significantly impact the GAAP measure.

AECOM

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	June 30, 2019	June 30, 2020	% Change	June 30, 2019	June 30, 2020	% Change

Revenue	$3,360,029	$3,189,679	(5.1)%	$10,128,972	$9,671,026	(4.5)%
Cost of revenue	3,206,174	3,004,600	(6.3)%	9,706,884	9,151,334	(5.7)%
Gross profit	153,855	185,079	20.3%	422,088	519,692	23.1%
Equity in earnings of joint ventures	9,186	8,573	(6.7)%	32,418	32,006	(1.3)%
General and administrative expenses	(37,534)	(54,482)	45.2%	(110,867)	(139,133)	25.5%
Restructuring costs	—	(20,300)	NM	(79,170)	(96,438)	21.8%
Income from operations	125,507	118,870	(5.3)%	264,469	316,127	19.5%
Other income	4,329	3,119	(28.0)%	11,075	9,557	(13.7)%
Interest expense	(40,497)	(34,925)	(13.8)%	(121,329)	(112,413)	(7.3)%
Income before income tax expense (benefit)	89,339	87,064	(2.5)%	154,215	213,271	38.3%
Income tax expense (benefit)	27,203	(7,184)	(126.4)%	(3,114)	30,326	(1073.9)%
Income from continuing operations	62,136	94,248	51.7%	157,329	182,945	16.3%
Discontinued operations, net of tax	43,252	(126)	(100.3)%	106,664	(112,695)	(205.7)%
Net income	105,388	94,122	(10.7)%	263,993	70,250	(73.4)%

Net income attributable to noncontrolling interests from continuing operations	(6,092)	(3,138)	(48.5)%	(17,930)	(12,428)	(30.7)%
Net income attributable to noncontrolling interests from discontinued operations	(15,558)	(1,645)	(89.4)%	(32,961)	(14,005)	(57.5)%
Net income attributable to noncontrolling interests	(21,650)	(4,783)	(77.9)%	(50,891)	(26,433)	(48.1)%

Net income attributable to AECOM from continuing operations	56,044	91,110	62.6%	139,399	170,517	22.3%
Net income (loss) attributable to AECOM from discontinued operations	27,694	(1,771)	(106.4)%	73,703	(126,700)	(271.9)%
Net income attributable to AECOM	$83,738	$89,339	6.7%	$213,102	$43,817	(79.4)%

Net income (loss) attributable to AECOM per share:
Basic
Continuing operations	$0.36	$0.57	58.3%	$0.89	$1.07	20.2%
Discontinued operations	0.17	(0.01)	(105.9)%	0.47	(0.79)	(268.1)%
Basic earnings per share	$0.53	$0.56	5.7%	$1.36	$0.28	(79.4)%

Diluted
Continuing operations	$0.35	$0.56	60.0%	$0.88	$1.06	20.5%
Discontinued operations	0.17	(0.01)	(105.9)%	0.46	(0.79)	(271.7)%
Diluted earnings per share	$0.52	$0.55	5.8%	$1.34	$0.27	(79.9)%

Weighted average shares outstanding:
Basic	157,429	160,119	1.7%	156,822	158,667	1.2%
Diluted	159,787	161,835	1.3%	159,269	161,070	1.1%

Balance Sheet Information

(unaudited - in thousands)

	September 30, 2019	June 30, 2020
Balance Sheet Information:
Total cash and cash equivalents	$885,639	$1,331,268
Accounts receivable and contract assets – net	4,451,022	4,491,859
Working capital	1,072,891	1,538,691
Total debt, excluding unamortized debt issuance costs	3,352,464	2,096,245
Total assets	14,550,908	13,045,053
Total AECOM stockholders’ equity	3,690,576	3,744,894

AECOM

Reportable Segments

(unaudited - in thousands)

	Americas	International	AECOM Capital	Corporate	Total
Three Months Ended June 30, 2020
Revenue	$2,471,537	$717,947	$195	$-	$3,189,679
Cost of revenue	2,316,286	688,314	-	-	3,004,600
Gross profit	155,251	29,633	195	-	185,079
Equity in earnings of joint ventures	5,553	2,688	332	-	8,573
General and administrative expenses	-	-	(1,094)	(53,388)	(54,482)
Restructuring costs	-	-	-	(20,300)	(20,300)
Income (loss) from operations	$160,804	$32,321	$(567)	$(73,688)	$118,870

Gross profit as a % of revenue	6.3%	4.1%	-	-	5.8%

Three Months Ended June 30, 2019
Revenue	$2,563,828	$794,758	$1,443	$-	$3,360,029
Cost of revenue	2,440,843	765,331	-	-	3,206,174
Gross profit	122,985	29,427	1,443	-	153,855
Equity in earnings of joint ventures	4,658	3,766	761	-	9,185
General and administrative expenses	-	-	(1,491)	(36,042)	(37,533)
Restructuring costs	-	-	-	-	-
Income (loss) from operations	$127,643	$33,193	$713	$(36,042)	$125,507

Gross profit as a % of revenue	4.8%	3.7%	-	-	4.6%

Nine Months Ended June 30, 2020
Revenue	$7,399,213	$2,270,577	$1,236	$-	$9,671,026
Cost of revenue	6,968,897	2,182,437	-	-	9,151,334
Gross profit	430,316	88,140	1,236	-	519,692
Equity in earnings of joint ventures	17,323	8,672	6,011	-	32,006
General and administrative expenses	-	-	(5,272)	(133,861)	(139,133)
Restructuring costs	-	-	-	(96,438)	(96,438)
Income (loss) from operations	$447,639	$96,812	$1,975	$(230,299)	$316,127

Gross profit as a % of revenue	5.8%	3.9%	-	-	5.4%

Contracted backlog	$16,067,997	$3,477,266	$-	$-	$19,545,263
Awarded backlog	20,184,074	1,061,140	-	-	21,245,214
Unconsolidated JV backlog	664,286	-	-	-	664,286
Total backlog	$36,916,357	$4,538,406	$-	$-	$41,454,763

Nine Months Ended June 30, 2019
Revenue	$7,700,703	$2,421,406	$6,863	$-	$10,128,972
Cost of revenue	7,343,798	2,363,086	-	-	9,706,884
Gross profit	356,905	58,320	6,863	-	422,088
Equity in earnings of joint ventures	12,762	11,658	7,997	-	32,417
General and administrative expenses	-	-	(4,899)	(105,967)	(110,866)
Restructuring costs	-	-	-	(79,170)	(79,170)
Income (loss) from operations	$369,667	$69,978	$9,961	$(185,137)	$264,469

Gross profit as a % of revenue	4.6%	2.4%	-	-	4.2%

Contracted backlog	$13,668,963	$3,626,425	$-	$-	$17,295,388
Awarded backlog	16,471,937	938,630	-	-	17,410,567
Unconsolidated JV backlog	1,043,330	-	-	-	1,043,330
Total backlog	$31,184,230	$4,565,055	$-	$-	$35,749,285

AECOM

Regulation G Information

(in millions)

Reconciliation of Revenue to Revenue, Net of Subcontractor and Other Direct Costs (NSR)

	Three Months Ended			Nine Months Ended
	Jun 30, 2019	Mar 31, 2020	Jun 30, 2020	Jun 30, 2019	Jun 30, 2020
Americas
Revenue	$2,563.8	$2,475.7	$2,471.5	$7,700.7	$7,399.2
Less: Subcontractor and other direct costs	1,655.2	1,542.5	1,548.5	4,976.6	4,637.4
Revenue, net of subcontractor and other direct costs	$908.6	$933.2	$923.0	$2,724.1	$2,761.8

International
Revenue	$794.8	$769.5	$718.0	$2,421.4	$2,270.6
Less: Subcontractor and other direct costs	161.8	143.2	128.5	497.1	421.1
Revenue, net of subcontractor and other direct costs	$633.0	$626.3	$589.5	$1,924.3	$1,849.5

Segment Performance (excludes ACAP)
Revenue	$3,358.6	$3,245.2	$3,189.5	$10,122.1	$9,669.8
Less: Subcontractor and other direct costs	1,817.0	1,685.7	1,677.0	5,473.7	5,058.5
Revenue, net of subcontractor and other direct costs	$1,541.6	$1,559.5	$1,512.5	$4,648.4	$4,611.3

Consolidated
Revenue	$3,360.0	$3,245.7	$3,189.7	$10,129.0	$9,671.0
Less: Subcontractor and other direct costs	1,817.0	1,685.7	1,677.0	5,473.7	5,058.5
Revenue, net of subcontractor and other direct costs	$1,543.0	$1,560.0	$1,512.7	$4,655.3	$4,612.5

Reconciliation of Total Debt to Net Debt
	Balances at:
	Jun 30, 2019	Mar 31, 2020	Jun 30, 2020
Short-term debt	$44.9	$27.2	$10.4
Current portion of long-term debt	81.7	25.2	14.3
Long-term debt, gross	3,625.7	2,101.2	2,071.6
Total debt excluding unamortized debt issuance costs	3,752.3	2,153.6	2,096.3
Less: Total cash and cash equivalents	641.7	1,135.1	1,331.3
Net debt	$3,110.6	$1,018.5	$765.0

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
	Three Months Ended			Nine Months Ended
	Jun 30, 2019	Mar 31, 2020	Jun 30, 2020	Jun 30, 2019	Jun 30, 2020
Net cash provided by (used in) operating activities	$76.9	$(299.0)	$186.3	$(16.1)	$(319.7)
Capital expenditures , net	(24.7)	(13.5)	(36.3)	(69.1)	(80.8)
Working capital adjustment from sale of Management Services business	-	-	122.0	-	122.0
Free cash flow	$52.2	$(312.6)	$272.0	$(85.2)	$(278.5)

AECOM
Regulation G Information
(in millions, except per share data)
	Three Months Ended			Nine Months Ended
	Jun 30, 2019	Mar 31, 2020	Jun 30, 2020	Jun 30, 2019	Jun 30, 2020
Reconciliation of Income from Operations to Adjusted Income from Operations
Income from operations	$125.5	$110.1	$118.9	$264.5	$316.2
Non-core operating losses & transaction related expenses	(2.5)	-	-	5.7	5.6
Accelerated depreciation of project management tool	-	11.3	11.3	-	22.6
Restructuring costs	-	31.2	20.3	79.2	96.4
Amortization of intangible assets	6.4	6.2	5.9	19.0	18.2
Adjusted income from operations	$129.4	$158.8	$156.4	$368.4	$459.0

Reconciliation of Income Before Income Taxes to Adjusted Income Before Income Taxes
Income before income tax expense (benefit)	$89.3	$75.4	$87.1	$154.2	$213.3
Non-core operating losses & transaction related expenses	(2.5)	-	-	5.7	5.6
Accelerated depreciation of project management tool	-	11.3	11.3	-	22.6
Restructuring costs	-	31.2	20.3	79.2	96.4
Amortization of intangible assets	6.4	6.2	5.9	19.0	18.2
Financing charges in interest expense	2.5	0.9	1.3	7.3	4.2
Adjusted income before income tax expense	$95.7	$125.0	$125.9	$265.4	$360.3

Reconciliation of Income Taxes to Adjusted Income Taxes
Income tax (benefit) expense	$27.2	$21.6	$(7.2)	$(3.1)	$30.3
Tax effect of the above adjustments*	1.1	11.4	9.9	30.0	36.5
Valuation allowances and other tax only items	(8.1)	(1.1)	31.7	26.6	30.2
Adjusted income tax expense	$20.2	$31.9	$34.4	$53.5	$97.0

* Adjusts the income tax expense (benefit) during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

Reconciliation of Noncontrolling Interests to Adjusted Noncontrolling Interests
Noncontrolling interests in income of consolidated subsidiaries, net of tax	$(6.1)	$(5.3)	$(3.1)	$(17.9)	$(12.4)
Amortization of intangible assets included in NCI, net of tax	(0.1)	(0.1)	(0.1)	(0.4)	(0.3)
Adjusted noncontrolling interests in income of consolidated subsidiaries, net of tax	$(6.2)	$(5.4)	$(3.2)	$(18.3)	$(12.7)

Reconciliation of Net Income Attributable to AECOM to Adjusted Net Income Attributable to AECOM
Net income attributable to AECOM	$56.0	$48.5	$91.1	$139.4	$170.5
Non-core operating losses & transaction related expenses	(2.5)	-	-	5.7	5.6
Accelerated depreciation of project management tool	-	11.3	11.3	-	22.6
Restructuring costs	-	31.2	20.3	79.2	96.4
Amortization of intangible assets	6.4	6.2	5.9	19.0	18.2
Financing charges in interest expense	2.5	0.9	1.3	7.3	4.2
Tax effect of the above adjustments*	(1.2)	(11.5)	(9.8)	(30.1)	(36.5)
Valuation allowances and other tax only items	8.1	1.1	(31.7)	(26.6)	(30.2)
Amortization of intangible assets included in NCI, net of tax	(0.1)	(0.1)	(0.1)	(0.4)	(0.3)
Adjusted net income attributable to AECOM	$69.2	$87.6	$88.3	$193.5	$250.5

* Adjusts the income tax expense (benefit) during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

AECOM

Regulation G Information

(in millions, except per share data)

	Three Months Ended			Nine Months Ended
	Jun 30, 2019	Mar 31, 2020	Jun 30, 2020	Jun 30, 2019	Jun 30, 2020
Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share
Net income attributable to AECOM – per diluted share	$0.35	$0.30	$0.56	$0.88	$1.06
Per diluted share adjustments:
Non-core operating losses & transaction related expenses	(0.01)	-	-	0.04	0.03
Accelerated depreciation of project management tool	-	0.07	0.07	-	0.14
Restructuring costs	-	0.19	0.13	0.50	0.60
Amortization of intangible assets	0.04	0.04	0.04	0.12	0.11
Financing charges in interest expense	0.02	0.01	0.01	0.05	0.03
Tax effect of the above adjustments*	(0.02)	(0.07)	(0.06)	(0.20)	(0.22)
Valuation allowances and other tax only items	0.05	0.01	(0.20)	(0.17)	(0.19)
Adjusted net income attributable to AECOM – per diluted share	$0.43	$0.55	$0.55	$1.22	$1.56
Weighted average shares outstanding – diluted	159.8	160.7	161.8	159.3	161.1

* Adjusts the income tax expense (benefit) during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

Reconciliation of Net Income Attributable to AECOM to EBITDA to Adjusted EBITDA and to Adjusted Income from Operations
Net income attributable to AECOM	$56.0	$48.5	$91.1	$139.4	$170.5
Income tax expense (benefit)	27.2	21.6	(7.2)	(3.1)	30.3
Income attributable to AECOM	83.2	70.1	83.9	136.3	200.8
Depreciation and amortization expense[1]	42.6	48.7	51.3	125.9	141.1
Interest income[2]	(3.0)	(3.6)	(2.6)	(8.1)	(9.6)
Interest expense[3]	40.7	37.1	34.9	121.4	112.3
Amortized bank fees included in interest expense	(2.5)	(1.3)	(1.3)	(7.3)	(4.6)
EBITDA	$161.0	$151.0	$166.2	$368.2	$440.0
Non-core operating losses & transaction related expenses	(2.5)	-	-	5.7	5.6
Restructuring costs	-	31.2	20.3	79.2	96.5
Adjusted EBITDA	$158.5	$182.2	$186.5	$453.1	$542.1
Other income	(4.4)	(2.4)	(3.1)	(11.2)	(9.5)
Depreciation[1]	(34.0)	(30.0)	(32.8)	(100.1)	(95.9)
Interest income[2]	3.1	3.6	2.6	8.2	9.6
Noncontrolling interests in income of consolidated subsidiaries, net of tax	6.1	5.3	3.1	18.1	12.5
Amortization of intangible assets included in NCI, net of tax	0.1	0.1	0.1	0.3	0.2
Adjusted income from operations	$129.4	$158.8	$156.4	$368.4	$459.0

1 Excludes depreciation from non-core operating losses, and accelerated depreciation of project management tool; 2 Included in other income; 3 Excludes related amortization

AECOM
Regulation G Information
(in millions, except per share data)

	Three Months Ended			Nine Months Ended
	Jun 30, 2019	Mar 31, 2020	Jun 30, 2020	Jun 30, 2019	Jun 30, 2020
Reconciliation of Segment Income from Operations to Adjusted Income from Operations
Americas Segment:
Income from operations	$127.7	$141.0	$160.8	$369.7	$447.7
Non-core operating losses & transaction related expenses	(0.7)	-	-	7.5	-
Amortization of intangible assets	4.8	4.8	4.5	14.4	14.0
Adjusted income from operations	$131.8	$145.8	$165.3	$391.6	$461.7

International Segment:
Income from operations	$33.2	$35.8	$32.3	$70.0	$96.8
Non-core operating losses & transaction related expenses	(1.8)	-	-	(1.8)	(0.1)
Amortization of intangible assets	1.5	1.4	1.4	4.6	4.2
Adjusted income from operations	$32.9	$37.2	$33.7	$72.8	$100.9

Segment Performance (excludes ACAP):
Income from operations	$160.9	$176.8	$193.1	$439.7	$544.5
Non-core operating losses & transaction related expenses	(2.5)	-	-	5.7	(0.1)
Amortization of intangible assets	6.3	6.2	5.9	19.0	18.2
Adjusted income from operations	$164.7	$183.0	$199.0	$464.4	$562.6